For Immediate Release

SANZ Announces 2005 Second Quarter Operating Results

Englewood, Colorado,  August 11, 2005 —SANZ Inc. (OTCBB: SANZ), a national provider of data storage management, system integration services and spatial data provisioning solutions, today announced for the three months ended June 30, 2005, revenue of $13.3 million, gross profit of $3.2 million and gross margin of 24.1 percent. For the three months ended June 2004, the Company reported revenue of $15.2 million, gross profit of $3.0 million and gross margin of 19.7%. For the June 2005 quarter, the Company reported an EBITDA (1) loss of $310,000 as compared to an EBITDA loss of $1.1 million for the June 2004 quarter. The net loss for the June 2005 quarter was $1.6 million, or $(.01) per share, and included a non-cash charge of $520,000 related to the issuance of stock purchase warrants to a related party for a debt guaranty. For the June 2004 quarter, the net loss reported was $1.5 million or $(.02) per share and included a $355,000 income tax benefit.

For the six months ended June 30, 2005, the Company reported revenue of $28.8 million, gross profit of $7.0 million, gross margin of 24.3% and an EBITDA loss of $72,000 as compared to the six months ended June 30 2004 revenue of $32.1 million, gross profit of $7.0 million, gross margin of 21.8% and an EBITDA loss of $1.0 million.

SANZ Chief Financial Officer Bob Ogden commented, “Our second quarter 2005 results were significantly affected by the timing of a $4.5 million order from a Federal client, which was expected in June, but was received and shipped in July. We are pleased with our gross margin performance for the quarter, as we posted a $200,000 increase in gross profit on $2.0 million lower revenue when compared to the June 2004 quarter. A key driver in our gross margin improvement continues to be our increased storage solutions professional services revenue, and the contribution from our EarthWhere™ software sales. Our quarterly and year to date results also reflect the operating expense reduction efforts, which we implemented in the second half of 2004. For the June 2005 quarter, our loss from operations was $636,000 as compared to $1.4 million for the June 2004 quarter, an improvement of more than $750,000.”

He added, “Of particular importance, our EarthWhere™ business produced record revenue of $721,000. We continue to invest in both technical development of the product and expansion of our business development efforts.”

SANZ Chief Executive Officer, John Jenkins noted, “We closed the June quarter with a good pipeline in our solutions business that provided a great start to our September quarter which we expect to be strong. On a year to date basis, gross margins are up over last year, expenses are down and we are already well ahead of last year’s performance at the EBITDA line with a good positive trend line. We continue to grow the professional services content of our solutions business, particularly in the Federal sector where we are up almost 100% in services revenue YTD over 2004.”

He added, “We are clearly very pleased that we achieved the large increase in revenue for EarthWhere products and services at this early stage of business expansion. We continue to grow the business with existing customers as well as gain new business in new accounts.  Very importantly, during the recent quarter, we attained a key objective and received initial orders from three large prime contractors who have included EarthWhere as part of a number of long-term Federal government programs. This is another important foundation element in our growth plan.”

The company has scheduled a conference call for August 11, 2005, 4:30 PM Eastern Daylight time at which time it will address its second quarter results and discuss more specifically its outlook for 2005.

Date: August 11, 2005
Time: 1:30 PM Pacific (4:30 Eastern)
Dial-in number: 1-888-694-4641

International Dial In number: 1-973-935-8511
Internet Simulcast: http://www.viavid.net/detailpage.aspx?sid=00002529
(Windows Media Player needed for simulcast)

Please call the conference call telephone number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number please call the Liolios Group at (949) 574-3860.

1) We define EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-US GAAP financial measure. An explanation for our use of EBITDA and a definition of EBITDA, less other income and expense, may be found in our 2004 Annual Report on Form 10-K under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(A reconciliation of EBITDA to Net Loss is included in the tables below and a discussion of the company’s use of EBITDA may be found in our 2004 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission)

About SANZ, Inc.

SANZ is a nationwide data storage consulting and integration firm focused exclusively on the design, deployment and support of intelligent data management. By utilizing a unique Data Protection Continuum(tm) methodology, SANZ delivers solutions that allow corporations and government agencies to secure their business-critical environments and maximize their IT investments. SANZ' EarthWhere™ software product is a spatial data provisioning application that manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings. For more information, call 303-660-3933, toll-free 800-554-3880 or visit www.sanz.com

Investor Relations: Liolios Group, Inc. Ron Both 949-574-3860 ron@liolios.com

FORWARD LOOKING STATEMENTS:
This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

SAN Holdings., Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	December 31,
	2005	2004
Assets

Current assets	$14,771	$17,476
Property & equipment, net	819	1,005
Capitalized software, net	1,063	659
Goodwill	32,008	32,008
Intangible assets, net	1,946	2,205
Other assets	403	384
Total assets	$51,010	$53,737

Liabilities and Stockholders' Equity

Bank debt	$15,088	$14,459
Other current liabilities	17,194	19,046
Total current liabilities	32,282	33,505

Total Stockholders' Equity	18,728	20,232
Total Liabilities & Stockholders' Equity	$51,010	$53,737

SAN Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for share and per share data)
	For the three months ended		For the six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenue	$13,273	$15,248	$28,789	$32,087
Cost of sales	10,066	12,250	21,804	25,125
Gross profit	3,207	2,998	6,985	6,962

Selling, general and administrative expenses	3,843	4,420	7,733	8,571

Loss from operations	(636)	(1,422)	(748)	(1,609)

Interest expense	(405)	(285)	(752)	(574)
Charge for warrants issued to related party for debt guarant	(520)	-	(1,569)	-
Other income (expense)	1	(111)	(4)	(108)

Loss before income taxes	(1,560)	(1,818)	(3,073)	(2,291)
Income tax benefit	-	355	-	344
Net loss	(1,560)	(1,463)	(3,073)	(1,947)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.03)
Weighted average common shares used in the calculation
of basic and diluted net loss per share	107,895,625	90,878,928	105,876,751	74,643,277

SAN Holdings., Inc.
Reconciliation of EBITDA Loss to Net loss
(dollars in thousands)
	For the three months ended		For the six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net Loss	$(1,560)	$(1,463)	$(3,073)	$(1,947)
Interest expense and related charges
Interest	405	285	752	574
Charge for warrants issued to related party for debt guaranty	520	-	1,569	-
Income tax benefit	-	(355)	-	(344)
Depreciation and amortization	325	400	680	711
EBITDA loss	$(310)	$(1,133)	$(72)	$(1,006)

EBITDA is a non-US GAAP financial measure. A definition of EBITDA as used by us, and an explanation for our use of EBITDA, may be found in our 2004 Annual Report on Form 10-KSB under the heading Management’s Discussion and Analysis of Financial Condition